EXHIBIT 10.3
TERM NOTE

$4,666,000	November 14, 2006
     FOR VALUE RECEIVED, Professional Veterinary Products, Ltd., a Nebraska corporation (“PVPL”), ProConn, LLC, a Nebraska limited liability company (“ProConn”), Exact Logistics, LLC, a Nebraska limited liability company (“Exact”, together with PVPL and ProConn, collectively and individually herein referred to as “Borrower”), promise to pay, on or before December 1, 2016, to the order of First National Bank of Omaha, a national banking association (“Bank”), at the Bank’s office at 1620 Dodge Street, Omaha, Nebraska 68197, or at such other address as the holder hereof may from time to time designate in writing, the principal sum of FOUR MILLION SIX HUNDRED SIXTY-SIX THOUSAND AND NO/100 DOLLARS ($4,666,000), together with interest from the date the proceeds of the Advance evidenced by this Term Note (this “Note”) issued under the Loan Agreement by and among Borrower and Bank of even date herewith (the “Loan Agreement”) are initially disbursed until maturity on the principal balance from time to time remaining unpaid hereon and remaining unpaid on December 1, 2016, at the rates, in the manner and on the dates specified in the Loan Agreement.
     The obligations of PVPL, ProConn and Exact under this Note shall be joint and several. Each of PVPL, ProConn and Exact hereby represent, warrant and covenant for the benefit of Bank that it is the intention of each of PVPL, ProConn and Exact that this Note be fully enforceable against each of them in accordance with its terms to the same extent as if such party had been the only party identified as “Borrower” hereunder.
     This Note is the Term Note referred to in and issued under and subject to the Loan Agreement. This Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner and amounts provided in said Loan Agreement. All capitalized terms used in this Note, except terms otherwise defined herein, shall have the same meaning as such terms have in the Loan Agreement.
     This Note is secured by certain Collateral as set forth in the Collateral Agreements, to which reference is hereby made for a description of the Collateral and a statement of the terms and conditions upon which the Bank may exercise rights with respect to such Collateral.
     If any payment shall not be paid when due and shall remain unpaid for ten (10) days, Borrower shall pay an additional charge equal to five percent (5.00%) of the delinquent payment or the highest additional charge permitted by law, whichever is less.
     There shall be no prepayment of this Note; provided, however, the Bank may consider requests for its consent with respect to prepayment of this Note, without incurring an obligation to do so, and Borrower acknowledges that in the event that such consent is granted, Borrower shall be required to pay the Bank, upon prepayment of all of the principal amount before final maturity, a prepayment fee equal to the positive difference (if any) between (a) the present value of the stream of monthly principal and interest payments due under this Note from the date of such prepayment through December 1, 2016 (the “Remaining Scheduled Term”), calculated using the interpolated yield, at the time of such prepayment, of the two U.S. Dollar Interest Rate Swaps (as published in Federal Reserve Statistical Release H.15[519]) whose terms most closely match the Remaining Scheduled Term, and (b) the present value of the stream of monthly principal and interest payments due under this Note from the date of such prepayment through December 1, 2016, calculated using the interpolated yield, as of the date hereof, of the two U.S. Dollar Interest Rate Swaps whose terms most closely match the term commencing on the date hereof and ending on December 1, 2016.

     If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at the Default Rate specified in the Loan Agreement (computed on the basis of a 360-day year, actual days elapsed). Any prepayment of principal shall be accompanied by a payment of interest accrued to the date thereon; and said prepayment shall be applied to the principal installments in the inverse order of their maturities. All prepayments shall be in an amount equal to the remaining entire principal balance of this Note.
     If the Bank at any time accelerates this Note after an Event of Default, then Borrower shall be obligated to pay the prepayment fee in accordance with the foregoing paragraph. The prepayment fee shall not be payable with respect to condemnation awards or insurance proceeds from fire or other casualty which the Bank applies to prepayment, nor with respect to Borrower’s prepayment of this Note in full during the last month of the term of this Note unless an Event of Default has occurred. Borrower expressly acknowledges that the prepayment fee is not a penalty but is intended solely to compensate the Bank for the loss of its bargain and the reimbursement of internal expenses and administrative fees and expenses incurred by the Bank.
     All payments on this Note shall be made in lawful money of the United States of America and in immediately available and freely transferable funds at the place of payment.
     If this Note is placed in the hands of an attorney for collection, Borrower agrees to pay reasonable attorneys’ fees and costs incurred by the Bank in connection therewith, and in the event suit or action is instituted to enforce or interpret this Note (including, without limitation, efforts to modify or vacate any automatic stay or injunction), the prevailing party shall be entitled to recover all expenses reasonably incurred at, before or after trial and on appeal, whether or not taxable as costs, or in any bankruptcy proceeding, or in connection with post-judgment collection efforts, including, without limitation, attorneys’ fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.
     This Note shall be governed and construed in accordance with the laws of the State of Nebraska applicable to contracts made and to be performed therein (excluding choice-of-law principles). Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Omaha, Nebraska in any action or proceeding brought to enforce or otherwise arising out of or relating to this Note, and hereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum.
     This Note is given in a commercial transaction for business purposes.
     Borrower and all sureties, endorsers, guarantors and other parties now or hereafter liable for the payment of this Note, in whole or in part, hereby severally: (a) waive demand, notice of demand, presentment for payment, notice of nonpayment, notice of default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices, and further waive diligence in collecting this Note or in enforcing any of the security for this Note; (b) agree to any substitution, subordination, exchange or release of any security for this Note or the release of any party primarily or secondarily liable for the payment of this Note; (c) agree that the Bank shall not be required to first institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable for the payment of this Note or to enforce its rights against any security for the payment of this Note; and (d) consent to any extension of time for the payment of this Note, or any installment hereof, made by agreement by the Bank with any person now or hereafter liable for the payment of this Note, even if Borrower is not a party to such agreement.

     All agreements between Borrower and the Bank, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the final maturity of this Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to the Bank exceed the maximum amount permissible under the applicable law. If from any circumstance whatsoever, interest would otherwise be payable to the Bank in excess of the maximum amount permissible under applicable law, the interest payable to the Bank shall be reduced to the maximum amount permissible under applicable law; and if from any circumstance the Bank shall ever receive anything of value deemed interest by applicable law in excess of the maximum amount permissible under applicable law, an amount equal to the excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive amount of interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to the Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period (including any renewal or extension) until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permissible under applicable law. The Bank expressly disavows any intent to contract for, charge or receive interest in an amount which exceeds the maximum amount permissible under applicable law. In determining the highest lawful rate, all fees and other charges contracted for, charged or received by the Bank in connection with the Term Loan evidenced by this Note which are either deemed interest by applicable law or required by applicable law to be deducted from the principal balance of this Note to determine the rate of interest hereon shall be taken into account. This paragraph shall control all agreements between Borrower and the Bank.
     NOTICE — WRITTEN AGREEMENTS. This notice is provided pursuant to Nebraska Revised Statutes 45-1,112 et. seq. A credit agreement must be in writing to be enforceable under Nebraska Law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.
[REMAINDER OF PAGE INTENTIONALLY BLANK; EXECUTION PAGE FOLLOWS]

     Executed as of the date first written above.

BORROWER: Professional Veterinary Products, Ltd., a Nebraska corporation
By:	/s/ Dr. Lionel L. Reilly
Dr. Lionel L. Reilly, its President

ProConn, LLC, a Nebraska limited liability company

By:	Professional Veterinary Products, Ltd.,
a Nebraska corporation,
its Manager and sole Member

By:	/s/ Dr. Lionel L. Reilly
Dr. Lionel L. Reilly, its President

Exact Logistics, LLC, a Nebraska limited liability company

By:	Professional Veterinary Products, Ltd.,
a Nebraska corporation,
its Manager and sole Member

By:	/s/ Dr. Lionel L. Reilly
Dr. Lionel L. Reilly, its President

4